Exhibit 3

                              ARTICLES OF AMENDMENT
                                       TO
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                          PRO TECH COMMUNICATIONS, INC.


Pursuant to the provisions of section 607.1006, Florida Statutes, this Florida profit corporation adopts the following Articles of Amendment to the Amended and Restated Articles of Incorporation of Pro Tech Communications, Inc. (the "Corporation"):

FIRST: The Amended and Restated Articles of Incorporation of the Corporation is hereby amended by deleting the present ARTICLE IV, Section A and inserting in lieu thereof a new ARTICLE IV, Section A as follows:

                                   ARTICLE IV

                                  CAPITAL STOCK

     A. The aggregate number of shares which the corporation is authorized to issue is Sixty Six Million (66,000,000) shares, consisting of:

          (1) Sixty Five Million (65,000,000) shares of common stock with a par value of $.001 per share (the "Common Stock"); and

          (2) One Million (1,000,000) shares of preferred stock with a par value of $.01 per share (the "Preferred Stock").

SECOND:   The   foregoing   amendment   does  not  provide   for  an   exchange,
reclassification or cancellation of issued shares of the Corporation.

THIRD: The foregoing amendment to the Amended and Restated Articles of Incorporation of the Corporation has been duly adopted in accordance with the Florida Business Corporation Act, on June 1, 2001 the Board of Directors of the Corporation having adopted resolutions setting forth such amendment, declaring its advisability, and directing that it be submitted to the shareholders of the Corporation for their approval; and that on June __, 2001, the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voting having consented in writing to adopting such amendment. The number of votes cast for the amendment was sufficient for approval.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation on the ____ day of July, 2001.



                                          PRO TECH COMMUNICATIONS, INC.

                                          By:
                                               ----------------------------
                                                Richard Hennessey, President